Filed Pursuant to Rule 424(b)(2)
Registration File No.: 333- 143173

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 8, 2007)

Common Stock

8.625% Series A Cumulative Preferred Stock

6.25% Series B Cumulative Convertible Preferred Stock

ANWORTH MORTGAGE ASSET CORPORATION

This prospectus supplement relates to sales made in at-the-market transactions of shares of our common stock, during the three month period ended June 30, 2009, of an aggregate of 1,140,000 shares of our common stock. Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent with respect to the sales, pursuant to a Controlled Equity Offering Sales Agreement, dated May 14, 2008, between us and Cantor (the “Sales Agreements”), as described in the accompanying prospectus, as supplemented. The Sales Agreement has been filed as an exhibit to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 15, 2008 and is incorporated by reference herein. In connection with these sales, we paid commissions to Cantor as follows:

Gross proceeds to us	$7,755,973
Commission to Cantor Fitzgerald & Co.	$155,119
Net proceeds, before expenses, to us	$7,600,854

You should read carefully this prospectus supplement and the accompanying prospectus, dated June 8, 2007, and each supplement thereto before you invest. These documents contain information you should consider when making your investment decision. The information included in the Registration Statement on Form S-3, as amended (No. 333-143173), filed with the U.S. Securities and Exchange Commission on May 23, 2007, as amended and supplemented, is hereby incorporated by reference into this prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “ANH.” On July 3, 2009, the last reported sales price of our common stock was $7.06 per share. Our 8.625% Series A Cumulative Preferred Stock (our “Series A Preferred Stock”) trades on the New York Stock Exchange under the symbol “ANH-PRA.” On July 3, 2009, the last reported sales price of our Series A Preferred Stock was $21.96 per share. Our 6.25% Series B Cumulative Convertible Preferred Stock (our “Series B Preferred Stock”) trades on the New York Stock Exchange under the symbol “ANH-PRB.” On July 3, 2009, the last reported sales price of our Series B Preferred Stock was $22.48 per share.

Investing in our capital stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the accompanying prospectus as supplemented, to read about factors you should consider before buying shares of our common stock, Series A Preferred Stock and Series B Preferred Stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 6, 2009